UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2004

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

New Credit Facility

On December 2, 2004, AmerisourceBergen Corporation (the “Registrant”) entered into a $700 million senior unsecured credit facility (the “Credit Agreement”) with JPMorgan Chase, N.A., as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, The Bank of Nova Scotia, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as documentation agents, and various commercial lenders.

The Credit Agreement consists of a revolving credit facility (the “Revolving Facility”) maturing in December 2009. Interest on borrowings under the Credit Agreement accrues, at the Registrant’s option, at either LIBOR or the greater of prime and the federal funds rate, or ABR, plus a specified rate based on the Registrant’s debt ratings. Such specified rates range from 0.32% to 1.20% over LIBOR or 0% to 0.20% over ABR. Availability under the Revolving Facility is reduced by the amount of outstanding letters of credit ($63.4 million at November 30, 2004). The Registrant’s pays quarterly facility fees to maintain the availability under the Revolving Facility at specified rates based on the Registrant debt ratings ranging from 0.08% to 0.30% of the total commitment under the Revolving Facility. The Credit Agreement contains restrictions on, among other things, additional indebtedness, distributions and dividends to stockholders, investments and loans. Additional covenants require compliance with leverage and fixed charge coverage ratios. The Registrant may choose to repay its obligations or reduce its commitments under the Credit Agreement at any time. The Registrant’s obligations under the Credit Agreement are guaranteed by substantially all of our U.S. subsidiaries. The Registrant may use the funds provided under the Credit Agreement for general corporate purposes, investments and acquisitions.

Several of the lenders under the Revolving Facility, are lenders and administrative agents under our former $1.3 billion senior secured credit facility, which has been replaced with the Revolving Facility. In addition, certain of the lenders under the Revolving Facility, including Credit Suisse First Boston, Bank of America, N.A. and JPMorgan Chase Bank, N.A., perform various financial advisory and investment banking services from time to time for the Registrant and J.P. Morgan Trust Company is serving as the Trustee for the 5% Convertible Subordinated Notes due 2007 which are intended to be redeemed by Registrant’s subsidiary, AmerisourceBergen Services Corporation (as described below in Item 8.01).

Amendment to Receivables Securitization Facility

On December 2, 2004, the Registrant entered into an amendment relating to the Registrant’s $1.05 billion receivables securitization facility (“Receivables Securitization Facility”). Under the terms of the amendment to the Receivables Securitization Facility, among other things, the Registrant increased the size of the tranche with a three-year commitment (the three-year tranche) from $550 million to $700 million, and extended the expiration date of the three-year tranche to December, 2007. The Registrant also extended the expiration date of the tranche with the 364-day commitment (the 364-day tranche) to December, 2005 and decreased the size of the 364-day tranche from $500 million to $350 million. Interest rates are based on prevailing market rates for short-term commercial paper plus a program fee of 75 basis points for the three-year tranche and 35 basis points for the 364-day tranche. The Registrant pays a commitment fee of 25 basis points and 17.5 basis points on any unused credit with respect to the three-year tranche and the 364-day tranche, respectively. The program and commitment fee rates on the three-year tranche will vary based on the Registrant’s debt ratings, with program fees ranging from 0.40% to 0.90% and commitment fees ranging from 0.08% and 0.30%. Borrowings and payments under the Receivables Securitization Facility are applied on a pro-rata basis to the three-year tranche and the 364-day tranche. Wachovia Bank, National Association is the administrative agent and a purchasing agent and PNC Bank, National Association, Bank of America, N.A. and The Bank of Nova Scotia are purchaser agents under the Receivables Purchase Agreement.

Item 8.01. Other Events.

On December 2, 2004, the Registrant issued a news release announcing: (i) the Registrant’s Investor Day in Columbus, Ohio (the webcast of which will be accessible through the Investor Relations page of the Registrant’s website at www.amerisourcebergen.com); (ii) the completion of a new $700 million revolving credit facility (as described above in Item 1.01); (iii) the amendment of the Registrant’s $1.05 billion securitization program (as described above in Item 1.01); and (iv) the intended redemption by the Registrant’s subsidiary, AmerisourceBergen Services Corporation, of its $300 million 5% Convertible Subordinated Notes due 2007. A copy of the news release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	News Release dated December 2, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: December 2, 2004	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Senior Vice President and Chief Financial Officer